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                                                                 EXHIBIT 12
                                        INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Millions)

                                                       Years Ended December 31,
Fixed charges:                                    1999       1998       1997        1996       1995
  Interest expense...........................   $204.5     $225.9     $137.5      $120.9     $ 88.3
  Amortization of debt discount and expense..      6.7        7.0        2.0         1.5        0.8
  Rentals (one-third of rentals).............     23.9       23.8       23.3        20.3       19.5
  Capitalized interest.......................      4.0        4.0        3.2         4.6        3.5
  Equity-linked security charges............      25.6       19.7        0.0         0.0        0.0
Total fixed charges..........................   $264.7     $280.4     $166.0      $147.3     $112.1

Net earnings from continuing operations         $544.9     $455.5     $358.6      $324.7     $243.8
Add:   Minority income of majority-
         owned subsidiaries..................     29.1       23.5        3.6         1.5        1.8
       Taxes on income from continuing
         operations..........................    299.9      250.7      219.8       190.7      143.2
       Fixed charges.........................    264.7      280.4      166.0       147.3      112.1
Less:  Capitalized interest..................      4.0        4.0        3.2         4.6        3.5
       Undistributed earnings (losses) from
         less than 50% owned affiliates......      1.7        2.8        7.2        10.1       11.2
Earnings available for fixed charges .......  $1,132.9   $1,003.3     $737.6      $649.5     $486.2

Ratio of earnings to fixed charges ..........     4.28       3.58       4.44        4.41       4.34
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)............       $  3.9     $  4.0     $  9.3      $ 12.1     $ 13.3
    Less:  Amounts distributed...............      2.2        1.2        2.1         2.0     $  2.1
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........   $  1.7     $  2.8     $  7.2      $ 10.1     $ 11.2


All amounts have been restated to reflect discontinued operations.
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